EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Billy Blues Holding, S.A., A Swiss Corporation

J II Z, Inc., a Texas Corporation

LCU, Inc., a Texas Corporation

Marco's Mexican Restaurants, Inc., a Texas Corporation

The Original Pasta Co., a Texas Corporation